GOODWIN PROCTER                 Goodwin Procter LLP          T: 617.570.1000
                                Counsellors at Law           F: 617.523.1231
                                Exchange Place               goodwinprocter.com
                                Boston, MA 02109

October 28, 2003



U.S. Global Investors Funds
7900 Callaghan Road
San Antonio, Texas 78229

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 91 (the "Amendment") to Registration Statement 2-35439 on Form N-1A (the "Registration Statement") of U.S. Global Investors Funds (the "Trust") of our opinion with respect to the legality of the shares of the Trust representing interests in (i) the Gold Shares Fund, Global Resources Fund, World Precious Minerals Fund (formerly, World Gold Fund), All American Equity Fund, Tax Free Fund, U.S. Treasury Securities Cash Fund, U.S. Government Securities Savings Fund and Near-Term Tax Free Fund (formerly, U.S. California Double Tax Free
Fund), which opinion was filed with Post-Effective Amendment No. 59 to the Registration Statement, and (ii) the China Region Opportunity Fund, which opinion was filed with Post-Effective Amendment No. 74 to the Registration Statement. We also hereby consent to the reference to this firm in the Statement of Additional Information under the heading "Independent Accountants and Legal Counsel" which is included in Part B of the Amendment. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin procter llp

Goodwin procter llp